EXHIBIT 99.1

MEMBERS OF FILING GROUP

V. Prem Watsa
The Second 810 Holdco Ltd.
The Second 1109 Holdco Ltd.
The Sixty Two Investment Company Limited
12002574 Canada Inc.
Fairfax Financial Holdings Limited
FFHL Group Ltd.
Fairfax (US) Inc.
Odyssey Group Holdings, Inc.
Odyssey Reinsurance Company
Crum & Forster Holdings Corp.
United States Fire Insurance Company
The North River Insurance Company
1102952 B.C. Unlimited Liability Company
Allied World Assurance Company Holdings, Ltd
Allied World Assurance Company Holdings I, Ltd
Allied World Assurance Company, Ltd
Allied World Assurance Holdings (Ireland) Ltd
Allied World Assurance Holdings (U.S.) Inc.
Allied World Insurance Company
Allied World Assurance Company (U.S.) Inc.
AW Underwriters Inc.
Allied World Specialty Insurance Company
Allied World Surplus Lines Insurance Company
Allied World National Assurance Company